May  6,  2008  5:16  PM  ET

JK Acquisition Corp. JKA (the "Company") today announced that its Board of Directors has set May 16, 2008 as the record date for determining the stockholders who are entitled to receive distributions from the Trust Fund established by the Company at the consummation of its initial public offering (the "IPO") and into which a certain amount of the net proceeds of the IPO were deposited (the "Trust Fund"). Public stockholders at the close of business on May 16, 2008 will receive approximately $6.10 per share held by them. The Company has not yet set a date on which the distribution will be made, but such date is expected to be set within the next 30 days as various regulatory compliance matters are completed. Public stockholders at the close of business on May 16, 2008 must retain ownership of their shares until the "ex dividend" date to be set in the future in order to be entitled to receive distribution amounts with respect to these shares. The Company expects that the Financial Industry Regulatory Authority (FINRA) will be the authority setting the "ex dividend" date in the fairly near future, and the Company has no control over the setting of this date. As a practical matter, this means that although the Company will make the Trust Fund distribution to public stockholders at the close of business on May 16, 2008, if these stockholders sell their shares between May 16, 2008 and the "ex dividend" date, they will also be selling the right to the distribution by virtue of a due bill.

The Company further announced today that it has filed with the American Stock Exchange (the "AMEX") a written notice of the Company's intention to withdraw voluntarily from listing all three classes of the Company's securities currently listed on the AMEX. The three classes of the Company's securities to be withdrawn from listing include (a) the Company's Units (each Unit consisting of one share of Common Stock and two Warrants), (b) the Company's Common Stock (par value $0.0001 per share), and (c) the Company's Warrants (each Warrant is exercisable for one share of Common Stock). The reason for the withdrawal from listing is that the Company cannot meet the AMEX's continuing listing requirements on a going-forward basis. The Company intends to remain a reporting company with the U.S. Securities and Exchange Commission (the "SEC"), and the Company is undertaking efforts to have its common stock and warrants traded on the OTC Bulletin Board. There can be no assurance that the Company will be successful in either of these undertakings. At the appropriate time, the Company will file a Form 25 with the SEC. The exact date on which the Company's securities will cease to be listed for trading on the AMEX is not certain at the present time. Contact Information: JK Acquisition Corp. Keith Spickelmier, 713-248-5981

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